Exhibit 99.1

For Immediate Release:                                                                                                                                                      November 2, 2012

Home BancShares and Centennial Bank Continue Building Presence

in Florida with Opportunistic Acquisition

Conway, AR – November 2, 2012 – Centennial Bank, a wholly-owned subsidiary of Home BancShares, Inc. (NASDAQ GS: HOMB), announced today it has acquired all the deposits and substantially all the assets of Heritage Bank of Florida (“Heritage”) with offices located in Tampa, Lutz and Wesley Chapel, Florida, through an agreement with the Federal Deposit Insurance Corporation (“FDIC”).

Depositors of Heritage will automatically become depositors of Centennial Bank, and their deposits will continue to be insured by the FDIC up to the legal limit. Customers may access their accounts through automated teller machine transactions, checks, online banking and debit card transactions. Heritage locations will open under regular business hours on Monday, November 5, 2012, as branches of Centennial Bank. Additionally, checks drawn on Heritage will continue to be processed, and loan customers should continue to make their payments as usual.

During the interim period, Heritage customer accounts will be transitioned to Centennial Bank accounts with customers ultimately enjoying the benefits of Centennial Bank’s convenient locations, plus an extensive selection of products and services. Customers may continue banking as usual and feel confident their deposits are secure, now backed by one of the country’s most respected community banking institutions. Employees and vendors should continue to operate business as usual.

“We are excited to welcome the customers and employees of Heritage Bank to our family and look forward to the benefits this acquisition should bring to the businesses and residents of the northern Tampa area. We want depositors of Heritage Bank to be confident in knowing that they will be banking with a strong, community banking oriented financial institution. We also want to reassure all customers of Heritage Bank they will continue to conduct business as normal with the employees with whom they have built a solid long term relationship,” said Randy Sims, Chief Executive Officer of Home BancShares and Centennial Bank. “We are very pleased to expand our Central Florida franchise. We anticipate a smooth and seamless transition, similar to our experiences with our previously announced FDIC-assisted acquisitions. Our local Centennial Bank team along with management from Home BancShares has been deployed to assist in the weekend resolution process.”

Financial Highlights

(based on data as of September 30, 2012)

•	The acquisition is expected to provide Centennial Bank:

•	Assets from Heritage of approximately $194 million plus a cash settlement to balance the transaction,

•	Performing loans of approximately $158 million (before loan discounts),

•	Deposits of approximately $223 million.

•	The acquisition adds three new branch locations in Tampa, Lutz and Wesley Chapel, Florida.

•	The transaction does not include any non-performing loans or other real estate owned of Heritage.

•	The transaction was structured as a whole bank purchase and assumption without a loss sharing agreement with the FDIC.

•	This transaction is expected to have the following financial impact on the Company:

•	Excluding any one time bargain purchase gain, it will be immediately accretive to net income by approximately $2.5 million,

•	Excluding any one time bargain purchase gain, it will be immediately accretive to diluted earnings per share by approximately $0.09,

•	Immediately accretive to book value per share and tangible book value per share as a result of an anticipated one time bargain purchase gain.

Upon completion of the acquisition, the Company will continue to remain well in excess of “well capitalized” by regulatory standards, with no additional capital required to support this transaction.

Additional information regarding the acquisition is provided in a supplemental presentation available on the Company’s website at www.homebancshares.com, under the “Investor Relations” section.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida, the Florida Panhandle and south Alabama. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT:

Centennial Bank	Home BancShares, Inc.

Bob Birch	Brian Davis
Regional President	Investor Relations Officer
(501) 351-1261	(501) 328-4770